                                                                    EXHIBIT 99.4

                           J. ALEXANDER'S CORPORATION

                              3401 WEST END AVENUE
                           NASHVILLE, TENNESSEE 37203


--------------------------------------------------------------------------------
THE RIGHTS OFFERING WILL EXPIRE AT 5:00 P.M. MIDNIGHT, CENTRAL
DAYLIGHT TIME, ON JUNE     , 1999 UNLESS EXTENDED OR EARLIER
TERMINATED.  J. ALEXANDER'S MAY WITHDRAW THE RIGHTS OFFERING AT
ANY TIME PRIOR TO 5:00 PM CENTRAL DAYLIGHT TIME ON JUNE    ,1999.
J. ALEXANDER'S RESERVES THE RIGHT TO EXTEND THE OFFER BY UP TO TEN
BUSINESS DAYS AT ANY TIME PRIOR TO THE EXPIRATION OF THE RIGHTS.
--------------------------------------------------------------------------------

                                                                    May __, 1999

To:      Securities Dealers, Commercial Banks,
         Trust Companies, and Other Nominees:

         This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by J. Alexander's Corporation ("J. Alexander's" or "the Company") of an aggregate of approximately 1,089,067 shares of Common Stock, par value $.05 per share ("Common Stock") of J. Alexander's, at a subscription price of $3.75 per share of Common Stock ("Subscription Price"), pursuant to the exercise of non-transferable rights initially distributed to all holders of record of shares of J. Alexander's Common Stock as of the close of business on May __, 1999 (the "Record Date"). The rights are described in the enclosed Prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

         Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 1 right for each share of Common Stock owned by such beneficial owner on the record date. Each right entitles the holder to purchase 0.2 share of Common Stock. Shareholders will not be entitled to purchase fractional shares, but instead the total number of shares of Common Stock that may be purchased will be rounded up to the nearest whole share.

         We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the rights.

         Enclosed are copies of the following documents:

         1. Prospectus;

         2. A letter from J. Alexander's to its shareholders;

         3. Subscription Certificate(s) (if shares of Common Stock were registered in your name on the Record Date);

         4. A form of Notice of Guaranteed Delivery for Subscription Certificates issued by J. Alexander's;

         5. A form of letter which may be sent to your clients for whose account you hold shares of Common Stock in your name or in the name of a nominee, with space provided for obtaining such clients' instructions regarding the exercise of rights; and

         6. A return envelope addressed to SunTrust Bank, Nashville, N.A., as Subscription Agent.

         Your prompt action is requested. The rights will expire at 5:00 P.M., Central Daylight Time, on _______, 1999, unless extended by J. Alexander's (as it may be extended, the "Expiration Date").

         To exercise rights, properly completed and executed Subscription Certificates and payment in full for all rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed.

         Additional copies of the enclosed materials may be obtained by contacting J. Alexander's at 3401 West End Avenue, Nashville, Tennessee 37203,
(615) 269-1900.

                                 Sincerely,


                                 Lonnie J. Stout II
                                 Chairman, President and Chief Executive Officer